Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-155589 on Form N-2 of our report dated February 19, 2009, relating to the financial statements of BlackRock Fixed Income Value Opportunities, appearing in the Prospectus and Statement of Additional Information, which are a part of such Registration Statement, and to the references to us under the headings “Experts” in the Prospectus and Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

February 23, 2009